Exhibit 99.1

Federal Trust Corporation Announces First Quarter Earnings 2006

PR Newswire -- April 10, 2006

SANFORD, Fla., April 10 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT), announced earnings today for the quarter ending March 31, 2006. Net earnings were $1,152,000, down 5% from the $1,215,000 in earnings for the first quarter of 2005. On a per share basis, first quarter earnings were $.14 per basic and diluted share, compared to $.15 per basic and diluted share for the first quarter of 2005. The decrease in earnings for 2006 is primarily attributable to the expenses associated with branch expansion, including the opening of the new Lake Mary branch, and the startup costs of Federal Trust Mortgage Company. The $637,000 increase in non-interest expenses was partially offset by a $424,000 increase in net interest income.

At March 31, 2006, Federal Trust’s total assets were $744.7 million, an increase of $105.7 million, or 17% from March 31, 2005. Shareholders’ equity at the end of the first quarter of 2006 was $45.1 million, up 12% from the first quarter of 2005. The book value per share was $5.45 at March 1, 2006, compared to $5.04 at the end of March 2005.

Chief Executive Officer Suskiewich stated, “With the rise in interest rates coupled with our commitment to aggressively expanding our branch network in key markets to create strategic value, we know 2006 will be a challenging year for us. The numbers for the first quarter are on track with our projections. While our numbers are down slightly, our investment is taking shape with the new Lake Mary branch, which we opened in the first week of January 2006, now approaching $10 million in deposits, and the Port Orange and Eustis branches under construction.

Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At April 7, 2006, the closing price was $11.50 per share.

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally chartered, FDIC-insured savings bank. Federal Trust Bank operates from seven full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Orange City, Deltona and Lake Mary, Florida. The Company’s Executive and Administrative Offices are located in Sanford, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	March 31, 2006	March 31, 2005	% Change

Total assets	$744,705	$639,024	17%
Investment securities	50,552	47,448	7%
Loans	645,067	547,522	18%
Deposits	489,760	403,502	21%
Shareholders’ equity	45,095	40,089	12%
Book value per share	$5.45	$5.04	8%

	Three Months Ended

	March 31, 2006	March 31, 2005	% Change

Interest income	$10,653	$7,452	43%
Interest expense	6,439	3,662	76%
Net interest income	4,214	3,790	11%
Provision for loan losses	140	180	-22%
Non-interest income	650	629	3%
Non-interest expenses	2,991	2,354	27%
Provision for income taxes	581	670	-13%
Net earnings	1,152	1,215	-5%
Earnings per share - basic	$.14	$.15	-9%
Earnings per share - fully diluted	$.14	$.15	-8%
Average common shares Outstanding - basic	8,278	7,951	4%
Average common shares Outstanding - diluted	8,445	8,180	3%
Return on average assets	0.63%	0.79%	-20%
Return on average equity	10.28%	12.23%	-16%
Net interest margin	2.42%	2.60%	-7%

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov . Press releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com .

For more information, contact: Marcia Zdanys,

Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        04/10/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations, Federal Trust Corporation, +1-407-323-1833/
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          (FDT)